EXHIBIT 2.2



                   DATED                                1999
                   -----------------------------------------







             MICHAEL BOWES, JOHN TINNING, CHRISTOPHER BROOK JACKSON,

                   MANCHESTER TECHNOLOGY DEVELOPMENTS LIMITED




                                       and





                             CYBEROPTICS CORPORATION

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--------------------------------------------------------------------------------



                                    TAX DEED



--------------------------------------------------------------------------------





                                DORSEY & WHITNEY

                                  VERITAS HOUSE

                              125 FINSBURY PAVEMENT

                                 LONDON EC2A 1NQ



                               TEL: 0171 588 0800


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                                    TAX DEED

DATE            1999



PARTIES


(1) MICHAEL BOWES, JOHN TINNING, CHRISTOPHER BROOK JACKSON, MANCHESTER TECHNOLOGY DEVELOPMENTS LIMITED details of which are listed in Schedule 1 to the Agreement being together ("the Covenantors"); and


(2) CYBEROPTICS CORPORATION (Incorporated under the laws of Minnesota the principal place of business is at 5900 Golden Hills Drive, Minneapolis, MN, 55416 (the "Purchaser").



RECITAL


Pursuant to an agreement of today's date the Purchaser has today completed the purchase of the whole of the issued share capital of Kestra Limited in reliance, among other things, on the undertaking of the Covenantors to enter into this deed and the undertakings and covenants by the Covenantors contained in it.



IT IS AGREED AS FOLLOWS:


1.       DEFINITIONS

         In this deed the following definitions apply:

         "ACCOUNTS"                     the audited balance sheet and profit and
                                        loss account of each of the Company and
                                        the Subsidiaries as at and for the
                                        period ended on the Accounts Date
                                        together with the notes directors and
                                        auditors reports for that year being
                                        annexure Sup. 37 and Sup. 38 to the
                                        Disclosure Letter;


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         "ACCOUNTS DATE"                31st July 1998;

         "ACCOUNTING PERIOD"            an accounting period as defined in
                                        section 12 of the Taxes Act;

         "AGREEMENT"                    the agreement of today's date between
                                        the Covenantors and others and the
                                        Purchaser for the sale and purchase of
                                        the Shares;

         "ASSESSMENT"                   any claim, assessment, notice, demand,
                                        letter, counterclaim or other document
                                        issued or made, or action taken, by or
                                        on behalf of any Tax Authority by virtue of which the Company or any Subsidiary has, or is alleged to have, a Liability to Tax or from which it appears that the Company or any Subsidiary has, or will or may have, a Liability to Tax or from which it is sought to impose upon the Company or any Subsidiary a Liability to Tax;

         "BUSINESS DAY"                 a day other than a Saturday, a Sunday or
                                        Public Holidays or bank holidays in
                                        England and Wales;

         "COMPANY"                      Kestra Limited details of which are set
                                        out in part 1 of Schedule 1;

         "CLAIM" a claim by the Purchaser against the Covenantors pursuant to clause 3;

         "CLOSING BALANCE STATEMENT"    as defined in the Agreement;


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         "COMPLETION"                   completion of the sale and purchase of
                                        the Shares pursuant to the Agreement;

         "COMPROMISE AGREEMENT"         as defined in the Agreement;

         "COVENANTORS                   the Warrantors Representative as defined
         REPRESENTATIVE"                in the Agreement

         "DEEMED TAX LIABILITY"         a deemed Tax liability as defined in
                                        clause 2.3;

         "EVENT" any transaction (including entering into the Agreement or the purchase or sale of an asset), act (including Completion, the migration of a company or the inclusion of a company within a group of companies for any purpose), omission, receipt, distribution or failure to make sufficient distributions to avoid an apportionment or deemed distribution of income or any combination of two or more such occurrences;

         "GROUP"                        the Company and the Subsidiaries;

         "GROUP COMPANY"                any company within the Group;

         "LIABILITY TO TAX"             a liability to pay Tax and any amounts
                                        treated as being a liability to Tax
                                        pursuant to clause 2.2;

         "RELIEF" any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any Tax or any set-off or deduction in computing income, profits or gains for the purposes of any Tax;


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         "SHARES"                       1,217,052 Preference Shares of
                                        (pound)0.01 each, 62,815 "A" Ordinary
                                        Shares of (pound)1.00 each, 52,632 "B"
                                        Ordinary Shares of (pound)1.00 each and
                                        32,895 Ordinary Shares of (pound)1.00
                                        each, in the share capital of the
                                        Company;

         "SUBSIDIARIES"                 the company, details of which are set
                                        out in part 2 of schedule 1;

         "TAX" all taxes, duties, levies, imposts, charges and withholdings of any nature whatsoever, whether created or imposed in the United Kingdom or elsewhere and at whatever time created or imposed which are collected and administered by any Tax Authority including, without limitation,

                                        (a)       within the United Kingdom,
                                                  income tax, corporation tax,
                                                  advance corporation tax,
                                                  capital gains tax, value added
                                                  tax, customs' duties
                                                  (including import duties,
                                                  excise duties), insurance
                                                  premium tax, the charge under
                                                  section 419 of the Taxes Act,
                                                  stamp duty, stamp duty reserve
                                                  tax, inheritance tax, national
                                                  insurance contributions and
                                                  any other forms of taxes,
                                                  duties, levies, imposts,
                                                  charges or withholdings
                                                  similar to or supplementing or
                                                  replaced by or replacing them
                                                  or any of them excluding rates
                                                  and water rates; and

                                        (b)       outside the United Kingdom,
                                                  taxes on gross or net income,
                                                  taxes on profits or gains and
                                                  taxes on receipts, sales, use,
                                                  occupation, franchise, value
                                                  added and personal property.

                                        in all cases together with all
                                        incidental or supplemental penalties,
                                        charges, interest, fines and default
                                        surcharges and costs;


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         "TAX AUTHORITY"                any taxing or other fiscal authority
                                        (whether within or outside the United
                                        Kingdom) competent to impose, administer or collect any Tax;

         "TAXES ACT"                    the Income and Corporation Taxes Act
                                        1988;


2.       INTERPRETATION

2.1      In this deed:

2.1.1 the contents and clause headings are included for convenience only and do not affect its construction;

2.1.2    words denoting the singular include the plural and vice versa;

2.1.3    words denoting one gender include each and all genders;

2.1.4 a reference to the loss of a Relief or of a right to repayment of Tax includes a reference to any loss, withdrawal, nullifying or cancellation of a Relief or of a right to repayment of Tax;

2.1.5 a reference to the utilisation of a Relief or of a right to repayment of Tax includes a reference to the utilisation or setting off of a Relief or of a right to repayment of Tax;

2.1.6 a reference to income, profits or gains accrued, or being earned or received, on or before a particular date or in respect of a particular period shall include any profits deemed for Tax purposes to have accrued, or to have been earned or received, on or before that date or in respect of that period; and


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2.1.7    a reference to income, profits or gains shall include receipts, value and any other criteria used in establishing the incidence of any Tax or measure in establishing the amount of any Liability to Tax.

2.2 Subject to clause 2.3 below there shall be treated as an amount equal to a Liability to Tax which arises as a result of an Event occurring on or before Completion:

2.2.1 any amount of Relief arising prior to Completion which has been taken into account in computing, or in obviating the need for, any provision for Tax or deferred tax in the Accounts or Closing Balance Statement, or which is shown as an asset in the Accounts or Closing Balance Statement, which is not available to any Group Company;

2.2.2 all or any part of a right to repayment of Tax which has been treated as an asset of any Group Company in the Accounts or Closing Balance Statement or which has been taken into account in computing, or in obviating the need for, any provision for Tax or deferred tax in the Accounts or Closing Balance Statement which is not available to any Group Company;

2.2.3 all or any part of a right to repayment of Tax referred in clause 2.2.2 or which arises as a result of an Event occurring after Completion which has been set against any liability to make an actual payment of Tax in circumstances where the Purchaser would (but for such utilisation or set-off) have been entitled to make a Claim by virtue of such liability to make an actual payment of Tax;

2.2.4 the amount of any Relief referred to in clause 2.2.1 or which arises as a result of an Event occurring after Completion which is used to relieve income, profits or gains in circumstances where (but for such utilisation) the Purchaser would have been entitled to make a Claim by virtue of such income, profits or gains;

2.2.5 any amount of consideration for Relief surrendered pursuant to an agreement to which a Group Company is a party made on or before Completion which any Group Company is obliged to pay or repay other than to another Group Company except and to the extent that such consideration has been treated as a liability of any Group Company in the Accounts or Closing Balance Statement or has been taken into account in preparing the Accounts or Closing Balance Statement.


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2.3      In any case falling within clause 2.2 the amount that is to be treated for the purposes of this deed as a Liability to Tax of a Group Company ("Deemed Tax Liability") shall be determined as follows:

2.3.1 in a case which falls within clause 2.2.1 or clause 2.2.4 where the relevant Relief consisted of a deduction from or offset against Tax, the Deemed Tax Liability shall be the amount of that deduction or offset;

2.3.2 in a case which falls within clause 2.2.1 or clause 2.2.4 where the relevant Relief consisted of a deduction from or offset against income, profits or gains, the Deemed Tax Liability shall be:

         2.3.2.1 if the Relief is not available, the amount of Tax which would, on the basis of the rates of tax current at Completion, have been saved had such Relief been available or

         2.3.2.2 if the Relief was the subject of such a utilisation, the amount of tax which has been saved in consequence of the utilisation; and

2.3.3 in a case falling within clause 2.2.2 the Deemed Tax Liability shall be the amount of such repayment of Tax or part of it.

2.3.4 in a case falling within clause 2.2.5 the Deemed Tax Liability shall be the amount which the relevant Group Company is required to pay.

2.4 In this deed references to an Event occurring on or before any date or on or before other Events shall be deemed to include any combination of 2 or more Events taking place on or before Completion.

2.5 Words and phrases (if any) which are defined in the Agreement and which are not expressly defined in this deed shall have the same meaning in and shall apply to this deed and shall be deemed to be incorporated in this deed.


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2.6      Words and phrases (if any) neither defined in this deed nor in the
         Agreement but which are defined or used in any legislation relating to Tax and which are relevant in the context shall have the same respective meanings in this deed as they have in such legislation (unless the context otherwise requires).

2.7 In this deed, unless otherwise specified or the context otherwise requires, a reference to:

2.7.1 a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.7.2 a document, instrument, deed or agreement (including, without limitation, this deed) is a reference to any such document, instrument, deed or agreement as modified, amended, varied, supplemented or novated from time to time;

2.7.3 clause or schedule is a reference to a clause of or schedule to this deed and a reference to this deed includes its schedule;

2.7.4 a statutory provision is to be construed as a reference to such provision as amended, consolidated or re-enacted from time to time and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute except to the extent that any amendment, consolidation, or re-enactment coming into force after the date of this deed would increase or extend the liability of any party to this deed to any other party.

2.8 In this deed, unless otherwise specified, the rule of construction known as the 'ejusdem generis rule' shall not apply so that words or phrases of a generally descriptive nature shall not be given a restrictive meaning by reason only of the fact that they are preceded by more specific words or phrases and words of a generally descriptive nature shall not be given a restrictive meaning by reason only of the fact that they are followed by specific examples.

3.       COVENANT


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3.1      Subject to the following clauses of this deed, the Covenantors jointly and severally covenant with the Purchaser as follows:

3.1.1 to pay to the Purchaser an amount equal to any Liability to Tax of a Group Company which arises as a consequence of or by reference to:

         3.1.1.1  any Event occurring on or before Completion;

         3.1.1.2 any income, profits or gains which accrued, or which were earned or received, on or before Completion or in respect of a period ending on or before Completion; or

         3.1.1.3 any dividend or other distribution made by a Group Company before Completion; or

         in each case whether or not such Liability to Tax is also chargeable against or attributable to any other person; and

3.1.2 to pay to the Purchaser within 7 days from written notice by the Purchaser amounts equal to any reasonable costs and expenses reasonably incurred by the Purchaser or the Group Company in connection with any Liability to Tax as referred to in clause 3.1.1 or any Claim or in taking or defending any successful action pursuant to this deed.

3.2 Each of the covenants contained in clauses 3.1.1.1, 3.1.1.2 and 3.1.1.3 shall be construed as giving rise to separate and independent obligations and shall not be restricted by the other save that (for the avoidance of doubt) any payment by the Covenantors in respect of a liability under one covenant shall discharge any liability under the other to the extent of such payment and in so far as it arises from the same subject matter.


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4.       LIMITATIONS

4.1      EXCLUSIONS

         The Covenantors shall have no liability in respect of any Claim under clause 3.1.1 and 3.1.2 to the extent that:

4.1.1 the Accounts or the Closing Balance Statement make specific provision or reserve in respect of such Liability to Tax (not being a provision or reserve for deferred tax); or

4.1.2 it arises from the passing of, or change in, after the date of the Agreement, any law, regulation, rule or published practice of any government, governmental department, agency, regulatory body or Tax Authority or any judgment delivered after the date of the Agreement with retrospective effect, or any increase in the rates of Taxation or any imposition of Taxation not in effect at the date of the Agreement or any retrospective withdrawal of a change in after the date of the Agreement any practice or extra-statutory concession previously published by any Tax Authority; or

4.1.3 such Liability to Tax would not have arisen but for a change after Completion in accounting policy or practice or to the accounting reference date of a Group Company save where such change complies with, or is to comply with, generally accepted accounting practice within the United Kingdom.

4.1.4 such liability to Tax was discharged on or before Completion at no expense to the Purchaser; or

4.1.5 payment has already been made in respect of such Liability to Tax at no expense to the Purchaser; or

4.1.6 such Liability to Tax or other liability would not have arisen but for a voluntary act, transaction or omission of the Company and/or Subsidiary after Completion:-


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         4.1.6.1  otherwise than pursuant to a legally binding obligation entered into by the Company and/or subsidiary (as the case may be) on or before Completion or imposed on the Company and/or the Subsidiary by any legislation whether coming into force before, on or after Completion; and

         4.1.6.2 which the Purchaser knew or ought reasonably to have known would give rise to the Liability to Tax; and

         4.1.6.3 otherwise than in the ordinary course of business of the Group; or

4.1.7 such Liability to tax not would have arisen but for the Company and//or Subsidiary ceasing to carry on any trade or business after Completion or effecting a major change after Completion in the nature or conduct of the business as compared to the business carried on by it at Completion; or

4.1.8 such Liability to Tax would not have arisen but for the failure by the Company and/or Subsidiary after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making, giving or doing of which was permitted by law and which was taken into account:-

         4.1.8.1 in computing and so reducing any provision for current or deferred Tax which appears in the Accounts (or eliminating any provision for current or deferred Tax which, but for such Relief, would have appeared in the Accounts); or

         4.1.8.2 in computing any right to a repayment of Tax which appears in the Accounts;

         and in the case of either 4.1.8.1 or 4.1.8.2 full details of which are included in the Disclosure Letter or appear on the face of the Accounts; or

4.1.9 such Liability to Tax would not have arisen but for the withdrawal or amendment by the Company and/or the Subsidiary after Completion of any claim, election, surrender, disclaimer, notice or consent made by it and (where appropriate) agreed with the relevant Tax


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         authority prior to Completion in relation to any Relief arising in an accounting period ending on or before the Accounts Date; or

4.1.10 such Liability to Tax would not have arisen but for any failure or delay by the Purchaser or the relevant Group Company in paying over to any Tax Authority any payment previously made the Covenantors under this Deed; or

4.1.11 such Liability to Tax is a liability of a Group Company to account for advance corporation tax which such Group Company is entitled to utilise by way of set off against its overall liability to corporation tax in respect of the same or any earlier accounting period, or

4.1.12 such Liability to Tax is in respect of the actual earning, receipt or accrual for any Tax purposes of any income, profit or gain which is not recognised in the Accounts where such income, profit or gain arises in relation to the period beginning after the Accounts Date and ending on the Completion Date; or

4.1.13 a Relief, other than a Relief referred to in clause 2.2 or arising as a result of any Event occurring after Completion, is available to be used against the liability in question; or

4.1.14 such Liability to Tax arises from the Payment made by the Company to John Tinning under Clause 4 of the Compromise Agreement.

4.2 For the avoidance of doubt, the limitations and stipulations contained in clauses 8.1.1, 8.2, 8.3.2, 8.8 and 8.12 of the Agreement shall apply mutatis mutandis in respect of any liability or potential liability of the Covenantors pursuant to the provisions of this Deed.

5.       CONDUCT OF CLAIMS

5.1 If the Purchaser becomes aware of any Assessment which does or may give rise to a Claim the Purchaser shall or shall procure that the relevant Group Company will:-


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5.1.1    give notice in writing of such Assessment including an estimate of the amount of the liability to Tax to which the Assessment relates as soon as reasonably practicable and, in any event within 14 Business Days after the receipt of such Assessment, to the Covenantors provided that the giving of such notice shall not be a condition precedent to the liability of the Covenantors under this deed;

5.1.2 not settle or take any action in relation to the Assessment without first giving the Covenantors the opportunity to dispute, avoid, resist, appeal, compromise or contest the Assessment in accordance with paragraph 5.2 below; and

5.1.3 at the Covenantors request and expense submit a protective Notice of Appeal against the Assessment to the relevant Tax Authority.

5.2 If the Covenantors shall indemnify the relevant Group Company and the Purchaser to their reasonable satisfaction against any losses, fines, penalties, interest, charges, reasonable costs and expenses, the Purchaser shall and shall procure that the Company shall, subject to clause 5.3, take such lawful and reasonable action as the Covenantors shall reasonably require to avoid, dispute, resist, appeal, compromise or contest such Assessment (the "Covenantor's Action"), including (subject to clauses 5.3 to 5.8):-

5.2.1 applying to postpone (so far as legally possible) the payment of any Tax; and

5.2.2 except in the case of an Assessment where any Tax Authority alleges dishonest or fraudulent conduct on the part of the Covenantors or any Group Company taking place on or before Completion allowing the Covenantors to undertake at the Covenantors' own cost and expense, the conduct of any dispute, appeal, negotiation or other proceedings relating directly to the Assessment, Provided that:

         5.2.2.1 the Covenantors shall keep the Purchaser and/or the relevant Company fully informed and shall consult with the same in respect thereof; and

         5.2.2.2 no material communication, written or otherwise pertaining to any dispute, appeal, negotiation or other proceedings relating to the Assessment shall be sent to a relevant Tax Authority without first having been submitted to the Purchaser for its written approval such approval not to be unreasonably withheld or delayed.


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5.3      Neither the Purchaser nor any Group Company shall be obliged to appeal against any Assessment if, having given the Covenantor notice of the receipt of that Assessment, it has not within 10 Business Days received instructions in writing from the Covenantors in accordance with clause
         5.2 to make that appeal.

5.4 Neither the Purchaser nor any Group Company shall be obliged to take any action or further action under this clause in respect of any Assessment if it reasonably appears to the Purchaser that either the Covenantors or the relevant Group Company prior to its being in the ownership of the Purchaser, have committed acts or omissions which may constitute fraudulent or negligent conduct.

5.5. Neither the Purchaser nor any Group Company shall be required to take any action which would or would be likely materially to interfere with or prejudice the carrying on of the business of the Group or interfere or prejudice the relationship of the Company and each member of the Group with its customers and suppliers or with any Tax Authority;

         In each case, in the event of any dispute, to be determined by reference to an opinion obtained from a reputable specialist Tax Counsel of not less than 7 years' standing, practising in London. In obtaining such opinion the Covenantors Representative and the Purchaser shall agree upon the identity of the barrister to be instructed (or in default of agreement, to be appointed by the President of the Bar Council of England and Wales) and shall, in addition, agree upon the instructions to be provided.

5.6 Neither the Purchaser nor any Group Company shall be obliged to take any action under this clause 5 which involves contesting any Assessment before any court or other appellate body (excluding the Tax Authority demanding the Tax in question) unless an opinion has been obtained pursuant to Clause 5.5 to the effect that an appeal against the Assessment in question will, on the balance of probabilities, be won

5.7 The Purchaser and any Group Company shall be at liberty without reference to the Covenantors to acting reasonably admit, compromise, settle, discharge or otherwise deal with any Assessment after whichever is the earliest of:

5.7.1 the Purchaser or the relevant Group Company being notified by the Covenantors that it considers the Assessment should no longer be resisted;


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5.7.2    the expiry of a period of 10 days following the service of a notice explaining the consequences of this clause 5.7 by the Purchaser or the relevant Group Company on the Covenantors requiring the Covenantors to clarify or explain the terms of any request made under clause 5.2 during which period no such clarification or explanation has been received by the Purchaser or the relevant Group Company; and

5.7.3 if appropriate, the expiration of any period prescribed by applicable legislation for the making of an appeal against either the Assessment or the decision of any court or tribunal in respect of any such Assessment, as the case may be.

5.8 The Covenantors shall be bound to accept for the purposes of this deed any admission, compromise, settlement or discharge of any Assessment and the outcome of any proceedings relating to it made or arrived at in accordance with the provisions of this clause 5.

6.       DUE DATE FOR PAYMENT

6.1 Where the Covenantors become liable to make any payment pursuant to CLAUSE 3, the due date for the making of that payment shall be:

6.1.1 in a case that involves an actual payment of Tax by a Group Company, the date that is 3 Business Days immediately before the last date on which the relevant Group Company would have had to have paid to the relevant Tax Authority the Tax that has given rise to the Covenantors liability under this deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Liability to Tax ("the payment date") and (unless it is apparent from the correspondence between the parties) the Purchaser or relevant Group Company shall notify the Covenantors of the payment date in sufficient time to allow the Covenantors to make a payment to the Purchaser 3 Business Days before such payment date; or


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6.1.2    in a case falling within clause 2.2 the date falling 5 Business Days after the date on which the Covenantors have been notified by the Purchaser that the auditors for the time being of the Group have certified, at the request of the Purchaser, that there is liability for a determinable amount under CLAUSE 2.3.

6.2 If any payment required to be made to the Purchaser or to the Covenantors under this deed is not made by the due date then, that payment shall carry interest from (and including) that due date until (but excluding) the date when the payment is actually made at the rate of 4 per cent above the base rate from time to time of Barclays Bank PLC.

7.       DEDUCTIONS FROM PAYMENTS

7.1 All sums payable by the Covenantors to the Purchaser under this deed shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

7.2 If any deduction or withholding in respect of Tax or otherwise is required by law to be made from any of the sums payable as mentioned in clause 7.1, the Covenantors shall be obliged to pay to the Purchaser such greater sum as will, after such deduction or withholding as is required to be made has been made (taking into account any Relief which is or will be received by the Purchaser by reason of such deduction or withholding), leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.3 All sums payable by the Covenantors under this deed are to be paid in the currency or currencies appropriate to the Assessment as a result of which the liability to make a payment of Tax has arisen.

7.4 The Purchaser may direct the Covenantor to pay to any Group Company any sums due to the Purchaser under this deed and such payment shall be treated as a payment to the Purchaser and not a payment to the relevant Group Company.

7.5 In the event of an assignment by the Purchaser of the terms of this Deed pursuant to clause 12.4, the Covenantors shall not be required to pay to any such assignee a greater sum than they would have been obliged to pay to the Purchaser by virtue of clause 7.2, had such assignment not taken place.


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8.       MITIGATION

         Subject to the express provisions of this deed, neither the Purchaser nor any Group Company shall be under any obligation or duty to mitigate any loss or take any other action to reduce the Covenantor's liability under this deed.

9.       PURCHASER'S COVENANTS

9.1 The Purchaser covenants with the Covenantors to pay to the Covenantors an amount equal to any liability to Tax assessed upon the Covenantors under section 767A or 767AA ICTA in connection with any event, transaction, omission or occurrence occurring in the accounting period of the Company current at Completion or in any earlier account period and arising as a result of the Company failing to discharge such liability together with any reasonable costs, fees or expenses incurred by the Covenantors in connection with such liability.

9.2 The Purchaser will be entitled to set off against any amount which it is liable to pay to the Covenantors under paragraph 9.1 (or any amount which it is liable to pay under section 767B ICTA 1988 should the Covenantors have to enforce their entitlement to payment under that section) any amount which the Covenantors are liable to pay the Purchaser under this Deed (ignoring for this purpose the financial limits in clauses 8.1 and 8.2 of the Agreement).

9.3 To the extent that a payment is made by the Purchaser to the Covenantors pursuant to paragraph 12.1, the Covenantors will not enforce its entitlement to payment of any amount under section 767B (2) ICTA 1988.

10.      GENERAL

10.1 All payments by the Covenantors under this Deed will be treated as repayments by the Covenantors of the consideration paid for the Shares to this Agreement, provided that this paragraph 10.1 will not operate in any way to limit the liability of the Covenantors under this Deed.


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11.      REPAYMENTS

11.1 If at the Covenantors' request and expense, the Auditors determine and certify that any Group Company has obtained a repayment of Tax where the Covenantors have made a payment under this Deed in respect of the same Tax which is the subject of the repayment ("Repayment"), or that any Tax liability which has resulted in a payment being made by the Covenantors has given rise to a saving for a Group Company ("Saving"),the Repayment or Saving will be applied as follows:-

11.1.1 first, the amount of the Repayment or Saving will be set off against any payment then due from the Covenantors under this Deed;

11.1.2 secondly, to the extent that there is an excess, the Purchaser will, within 10 Business Days pay to the Covenantors the lesser of:-

         11.1.2.1 the amount of the excess; and

         11.1.2.2 any amount previously paid by the Covenantors under this Deed;

11.1.3 thirdly, to the extent that the excess referred to in paragraph 11.1.2 is not exhausted, the remainder of that excess will be carried forward and set off against any future liability of the Covenantors under this Deed;

11.2 The Purchaser will inform the Covenantors as soon as reasonably practicable after it or any Group Company becomes aware that any Group Company may obtain a Repayment or Saving.

11.3 The relevant Group Company will so far as is reasonable utilise any Relief (other than a Relief referred to in clause 2.2 or arising as a result of an Event occurring after Completion), which gives rise to a Saving or a Repayment in priority to any other Relief (other than a Relief referred to in clause 2.2 or arising as a result of an Event occurring after Completion), as soon as practicable, unless and to the extent that such utilisation would prejudice the availability of any other Relief.


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11.4     In determining whether or not a Group Company has obtained a Saving or
         Repayment and if so, the amount, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

12.      OTHER PROVISIONS

12.1     JOINT AND SEVERAL LIABILITY

         All representations, agreements, covenants, indemnities and obligations made or given or entered into by the Covenantors in this deed are made or given or entered into jointly and severally by each Covenantor.

         The liability of either Covenantor may, in whole or in part, be released, compounded or compromised or other relaxation or indulgence may be given by the Purchaser (in its absolute discretion) without in any way prejudicing or affecting the Purchaser's rights against any other Covenantor.

12.2     WAIVERS AND REMEDIES

12.2.1 No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this deed of either party to it shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

12.2.2 All rights of the parties contained in this deed are in addition to all rights vested or to be vested in it pursuant to common law or statute.

12.3     SUCCESSORS

         This deed shall be binding on and enure to the benefit of each party and its lawful successors and permitted assigns.

12.4     ASSIGNMENT

         The rights, benefits or obligations under this deed shall be assignable in accordance with clause 13.8 of the Agreement as if references in that clause to the Agreement were references to this deed.

12.5     COUNTERPARTS AND DELIVERY

12.5.1 This deed may be executed in 2 counterparts, each of which shall be deemed an original and which shall together constitute one and the same document.

12.5.2 If this deed is executed in more than one counterpart, it shall be deemed to be delivered and shall have effect when:

         12.5.2.1 each party has signed a counterpart of this deed;

         12.5.2.2 each party has handed over such counterpart to the other party to this deed; and

         12.5.2.3 each of the counterparts has been dated.

12.5.3 If this deed is not executed in more than one counterpart, it shall be deemed to be delivered and has effect when each party has signed it and it has been dated.

13.      CORPORATION TAX RETURNS AND CONDUCT OF TAXATION AFFAIRS

13.1 The Purchaser's agents ("the authorised agents")) will prepare the corporation tax returns and computations of the Group for all accounting periods ending on or after Completion, to the extent that they have not been prepared before Completion, and will forward copies to the Covenantors.

13.2 The Purchaser will procure that the Group causes the returns and computations mentioned in clause 13.1 to be authorised, signed and submitted to the Group's Inspector of Taxes without amendment or with such amendments as the Covenantors reasonably request provided that the Purchaser and the relevant Group Company shall not be obliged to make any amendment in relation to any return or computation that is not full, true and accurate in all material respects.

13.3 The Purchaser's authorised agents will prepare all documentation and deal with all matters (including correspondence) relating to the corporation tax returns and computations of the Group for all accounting periods ending on or after Completion and shall keep the Covenantors fully informed in respect thereof. The Purchaser will not without the prior written consent of the Covenantors (such consent not to be unreasonably withheld or delayed) transmit any communication to, or agree any matter with, the Groups Inspector of Taxes which will create or increase any Tax liability of the Group for which the Covenantors may be liable under this Deed.

13.4 The Covenantors will not and the Purchaser will not and will procure that the Company and the Subsidiary do not, amend or withdraw any such return or computation as is referred to in clauses 13.1 or 13.2 without the prior written consent of the Covenantors or the Purchaser, as the case may be.

13.5 For the avoidance of doubt subject to Clause 4, nothing done by the Purchaser or a relevant Company pursuant to this Clause 13 shall in any respect restrict or reduce any rights which the Purchaser may have to make a claim against the Covenantors.

14.      NOTICES

14.1 Each party may give any notice or other communication under or in connection with this deed by letter or facsimile transmission addressed to the other party. Any notice which the Purchaser gives to the Covenantors Representative shall be deemed to have been given to each Covenantor. The address for service of each party shall be the address set out in clause 14.3 or such other address within the United Kingdom for service as the addressee may from time to time notify to the other party for the purposes of this clause.

14.2     Any such communication will be deemed to be served:

14.2.1 if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

14.2.2 if by letter, at noon, on the Business Day after such letter was posted (or, in the case of airmail, 5 Business Days after such letter was posted) and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities; and

14.2.3 if by facsimile transmission, at the time and on the day of transmission, and in proving service, it shall be sufficient to produce a transmission report from the sender's facsimile machine indicating that the facsimile was sent in its entirety to the recipient's facsimile number.

14.3     Details of each party for service of notice are as follows:

         Name:      The Purchaser c/o The Purchaser's Solicitors Dorsey &
                    Whitney

         Address:   Veritas House, 125 Finsbury Pavement, London EC2A 1NQ


         Fax No:    0171 588 0555

         Tel No:    0171 588 0800

         Attention: E Littlefield/J R Byrne

         Name:      The Covenantors c/o the Covenantors' Representative

         Address:   Kent House Cottage, Harrogate Road, North Rigton LS17 0DS


         Tel No:    01423 734 771

         Attention: M. Bowes


15.      LAW AND JURISDICTION

15.1 This deed, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law.

15.2 The parties to this deed irrevocably and unconditionally agree that the High Court of Justice in England shall have non-exclusive jurisdiction over all disputes or claims arising out of or in connection with this deed.

15.3 Clauses 15.3 and 15.4 of the Agreement shall apply to this deed mutatis mutandis.



IN WITNESS of which this deed has been duly signed as a deed and delivered on the date written at the beginning of this deed.

Executed and Delivered as a Deed by

CYBEROPTICS CORPORATION

acting by:



                                           Director



                                           Director/Secretary



Witness:
        -------------------------------


Signature:
          -----------------------------


Name:
     ----------------------------------


Address:
        -------------------------------



---------------------------------------



---------------------------------------


Occupation:
           ----------------------------

Executed and Delivered as a Deed

by MICHAEL BOWES

in the presence of:-





Witness:
        -------------------------------


Signature:
          -----------------------------


Name:
     ----------------------------------


Address:
        -------------------------------



---------------------------------------



---------------------------------------


Occupation:
           ----------------------------











Executed and Delivered as a Deed

by JOHN TINNING
in the presence of:-





Witness:
        -------------------------------


Signature:
          -----------------------------


Name:
     ----------------------------------


Address:
        -------------------------------



---------------------------------------



---------------------------------------


Occupation:
           ----------------------------






Executed and Delivered as a Deed

by CHRISTOPHER BROOK JACKSON

in the presence of:-





Witness:
        -------------------------------

Signature:
          -----------------------------


Name:
     ----------------------------------


Address:
        -------------------------------



---------------------------------------



---------------------------------------


Occupation:
           ----------------------------








Executed and Delivered as a Deed by

MANCHESTER TECHNOLOGY

DEVELOPMENTS LIMITED acting by:

                                           Director




                                           Director/Secretary



Witness:
        -------------------------------


Signature:
          -----------------------------


Name:
     ----------------------------------


Address:
        -------------------------------



---------------------------------------



---------------------------------------


Occupation:
           ----------------------------